Exhibit 99.1

TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140

Media Contact: John Wilkerson (734) 855-3864

TRW Reports Fourth Quarter and Record Full Year 2011 Financial Results

•	Fourth quarter sales of $4.0 billion — an increase of 7%; record full year sales of $16.2 billion — an increase of 13%.

•	Fourth quarter GAAP net earnings of $3.27 per diluted share; full year GAAP net earnings of $8.82 per diluted share.

•	Excluding special items, fourth quarter net earnings of $1.84 per diluted share; full year net earnings of $7.42 per diluted share.

•	Fourth quarter free cash flow (cash flow from operating activities less capital expenditures) of $341 million; 2011 full year free cash flow of $549 million.

•	Total gross and net debt of $1,532 million and $291 million, respectively — both historic lows for the Company.

LIVONIA, MICHIGAN, February 16, 2012 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported fourth quarter 2011 financial results with sales of $4.0 billion, an increase of seven percent compared to the prior year period. The Company reported GAAP fourth quarter net earnings of $425 million or $3.27 per diluted share, which compares to net earnings of $204 million or $1.56 per diluted share in the prior year period.

The Company’s current and prior year quarterly results contain special items which primarily consist of restructuring and debt retirement charges, an adjustment to a gain on business acquisition, and favorable net tax items, including a benefit associated with the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States. Excluding special items, the Company reported fourth quarter 2011 net earnings of $238 million, or $1.84 per diluted share, which compares to net earnings of $225 million or $1.72 per diluted share in the prior year period.

The Company’s full year 2011 sales grew to a record $16.2 billion, an increase of $1.9 billion or 13 percent compared to 2010. For the year, GAAP net earnings were $1,157 million, or $8.82 per diluted share, which compares to net earnings of $834 million, or $6.49 per diluted share in the prior year.

Similar to the Company’s quarterly results, the 2011 and 2010 full year results contain special items such as restructuring charges, a gain related to favorable resolution of a commercial matter, charges related to the termination of a service contract, debt retirement charges, a gain on business acquisition, and favorable net tax items. Excluding special items, the Company reported full year 2011 net earnings of $971 million, or $7.42 per diluted share, which compares to net earnings of $844 million, or $6.57 per diluted share in 2010.

“TRW’s solid fourth quarter performance sustained the positive momentum established earlier in the year and propelled the Company to its second consecutive year of record earnings,” said John C. Plant, Chairman and Chief Executive Officer. “Achieving record sales and net earnings in 2011 despite the fragile and uncertain business environment demonstrates the strong market position of the Company.”

Fourth Quarter 2011

The Company reported fourth quarter 2011 sales of $4.0 billion, an increase of $273 million or seven percent from the prior year period. The increase in sales resulted from improved vehicle production volumes, primarily in North America, and increasing demand for TRW’s broad array of active and passive safety products compared to the prior year quarter.

The Company’s fourth quarter 2011 operating income was $280 million, compared with $293 million in the 2010 period. The 2011 and 2010 periods included restructuring and asset impairment charges totaling $27 million and $35 million, respectively. In addition, the 2010 period included a net gain of $18 million relating to certain pension matters, primarily the curtailment of the Company’s salaried pension plan in the U.S. Excluding these special items from both periods, operating income for the fourth quarter was $307 million, which compares to $310 million in the prior year period. The year-to-year decline in profit was driven by the negative profit impact from higher raw material prices, higher legal fees and planned increases in costs to support future growth, partially offset by the improved profit from the higher level of sales between the two quarters.

Net interest expense for the fourth quarter of 2011 totaled $28 million, which compares favorably to $37 million in the 2010 period as a result of lower debt levels. In addition, both the 2011 and 2010 periods include net losses on retirement of debt totaling $1 million and $13 million, respectively.

A tax benefit of $174 million was recognized in the fourth quarter of 2011, which compares to a tax expense of $36 million in the prior year period. The 2011 period included $217 million of net special tax benefit items, the most significant of which was associated with the reversal of the valuation allowance on the Company’s deferred income tax assets in the United States.

The Company reported 2011 fourth quarter GAAP earnings of $425 million, or $3.27 per diluted share, which compares to GAAP net earnings of $204 million, or $1.56 per diluted share in the 2010 period.

Excluding special items, the Company reported fourth quarter 2011 net earnings of $238 million, or $1.84 per diluted share, which compares to net earnings of $225 million or $1.72 per diluted share in the 2010 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $413 million in the fourth quarter of 2011, compared to the prior year level of $426 million. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Full Year 2011

The Company reported 2011 sales of $16.2 billion, an increase of $1.9 billion or 13% compared to prior year sales. The increase in sales resulted from the higher level of global vehicle production volumes, increasing demand for TRW’s innovative technologies and the positive impact of currency movements between the two periods.

For full year 2011, the Company reported operating income of $1,260 million which compares to $1,184 million in the prior year. The 2011 period included restructuring and asset impairment charges of $27 million, a gain related to a favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million. The 2010 period included restructuring and asset impairment charges totaling $45 million, as well as a net gain related primarily to the curtailment of its U.S. pension plan totaling $18 million. Excluding these items from both periods, the Company reported operating income of $1,278 million in the 2011 period, which compares to $1,211 million in the prior year. The year-to-year improvement in absolute profit was driven primarily by the positive profit impact of the higher level of sales between the two periods partially offset by inflationary pressures, including higher raw material prices and planned increases in costs to support future growth.

Net interest expense for 2011 totaled $118 million, which compares to $162 million in the prior year period. In addition, the 2011 period included a net loss on retirement of debt totaling $40 million, compared with 2010, which recognized a net loss on retirement of debt totaling $15 million.

The Company recognized a $7 million gain on an acquisition related to the purchase of a shock absorber manufacturing facility during 2011. The gain reflects the excess of fair value of the business in comparison to the purchase price.

A tax benefit of $47 million was recognized in 2011, which compares to an expense of $166 million in the prior year. Excluding tax benefits related to special items in both periods, tax expense was $190 million and $198 million for 2011 and 2010, respectively.

The Company reported 2011 GAAP net earnings of $1,157 million, or $8.82 per diluted share, which compares to GAAP net earnings of $834 million, or $6.49 per diluted share in 2010.

Excluding special items, the Company reported full year 2011 net earnings of $971 million, or $7.42 per diluted share, which compares to net earnings of $844 million or $6.57 per diluted share in 2010.

Adjusted EBITDA totaled $1,726 million, compared to $1,673 million in the prior year. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Fourth quarter 2011 net cash flow provided by operating activities was $608 million (after making $100 million in discretionary contributions to certain pension plans), which compares to $362 million in the fourth quarter of 2010, which included $170 million in discretionary pension contributions. Capital expenditures were $267 million in the current quarter compared to $126 million last year. Fourth quarter free cash flow (cash flow from operating activities less capital expenditures) was a positive $341 million, compared to $236 million in the prior year quarter.

For full year 2011, net cash flow provided by operating activities totaled $1,120 million, which compares to $1,052 million in the prior year period. Capital expenditures were $571 million in 2011, which compares to $294 million last year. For 2011, free cash flow was a positive $549 million compared to $758 million in 2010.

As of December 31, 2011, the Company had $1,532 million of debt and $1,241 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $291 million. This net debt outcome is $477 million lower than the balance at the end of 2010, making 2011 the sixth consecutive year the Company has reduced its net debt. In addition to strengthening the balance sheet through reducing its overall level of debt, the Company made further progress on reducing its legacy liabilities.

At year end 2011, the Company’s pension and other postretirement benefits net unfunded liabilities position improved $346 million compared with year end 2010, despite the negative impact of lower discount rate assumptions between the two periods.

Divestiture Activity

During the most recent quarter, the Company completed its previously announced divestitures of certain of its non-safety related businesses in Asia, including its cold forming business in Japan. The divestitures, with annual sales of approximately $100 million, will enable the Company to concentrate its resources on the growing safety systems market in Asia. Cash proceeds from the divestitures totaled approximately $40 million.

2012 Outlook

TRW’s planning assumptions for industry production volumes in 2012 are approximately 13.9 million units in North America and 18.4 million units in Europe, up 6% and down 8%, respectively, compared to 2011 levels. Within the forecast for North America, the Company expects production for the Detroit Three manufacturers will be about equal to their 2011 production levels. The Company continues to expect expansion in vehicle production volumes in China and the rest of world regions. Based on these production levels and the Company’s expectations for foreign currency exchange rates, full year 2012 sales are expected to range between $16.0 billion and $16.4 billion, with first quarter sales expected to be approximately $4.1 billion.

“TRW is positioned to sustain its positive momentum as we enter 2012 given its strong market position and continued growth opportunities resulting from increased global demand for TRW’s innovative technologies,” said Mr. Plant. “Continuing to execute the Company’s aggressive growth strategy is a key objective in 2012 that will further position the Company for long-term success.”

Fourth Quarter and Full Year 2011 Conference Call

The Company will host its fourth quarter conference call at 8:30 a.m. (Eastern time) today, Thursday, February 16th, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 42078050. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and diluted earnings per share each excluding special items; tax expense excluding certain tax benefits; adjusted EBITDA; and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2011 sales of $16.2 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2010 (our “Form 10-K”), and our Reports on Form 10-Q for the quarters ended April 1, July 1 and September 30, 2011, such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; general economic conditions causing a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business and results; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; any shortage of supplies causing a production disruption; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances, our mix of earnings between jurisdictions or other factors; any impairment of a significant amount of our goodwill or other intangible assets; any disruption in our information technology systems adversely impacting our business and operations; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Consolidated Financial Information

Page
Consolidated Statements of Earnings (unaudited) for the three months ended December 31, 2011 and December 31, 2010	A2

Consolidated Statements of Earnings for the years ended December 31, 2011 (unaudited) and December 31, 2010	A3

Consolidated Balance Sheets as of December 31, 2011 (unaudited) and December 31, 2010	A4

Consolidated Statements of Cash Flows for the years ended December 31, 2011 (unaudited) and December 31, 2010	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months and years ended December 31, 2011 and December 31, 2010	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended December 31, 2011	A7

• For the year ended December 31, 2011	A8

• For the three months ended December 31, 2010	A9

• For the year ended December 31, 2010	A10

The accompanying unaudited consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the periods ended April 1, 2011, July 1, 2011, and September 30, 2011, each of which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended December 31,
(In millions, except per share amounts)	2011	2010
Sales	$3,986	$3,713
Cost of sales	3,535	3,246

Gross profit	451	467
Administrative and selling expenses	159	134
Amortization of intangible assets	3	6
Restructuring charges and asset impairments	27	35
Other (income) expense — net	(18)	(1)

Operating income	280	293
Interest expense — net	28	37
Loss on retirement of debt — net	1	13
Adjustment to gain on business acquisition	2	—
Equity in earnings of affiliates, net of tax	(10)	(10)

Earnings before income taxes	259	253
Income tax (benefit) expense	(174)	36

Net earnings	433	217
Less: Net earnings attributable to noncontrolling interest, net of tax	8	13

Net earnings attributable to TRW	$425	$204

Basic earnings per share:
Earnings per share	$3.44	$1.68
Weighted average shares outstanding	123.7	121.4
Diluted earnings per share:
Earnings per share	$3.27	$1.56

Weighted average shares outstanding	131.0	133.6

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

	Years Ended December 31,
	2011	2010
(In millions, except per share amounts)	(Unaudited)
Sales	$16,244	$14,383
Cost of sales	14,384	12,661

Gross profit	1,860	1,722
Administrative and selling expenses	613	509
Amortization of intangible assets	15	22
Restructuring charges and asset impairments	27	45
Other (income) expense — net	(55)	(38)

Operating income	1,260	1,184
Interest expense — net	118	162
Loss on retirement of debt — net	40	15
Gain on business acquisition	(7)	—
Equity in earnings of affiliates, net of tax	(39)	(34)

Earnings before income taxes	1,148	1,041
Income tax (benefit) expense	(47)	166

Net earnings	1,195	875
Less: Net earnings attributable to noncontrolling interest, net of tax	38	41

Net earnings attributable to TRW	$1,157	$834

Basic earnings per share:
Earnings per share	$9.37	$6.96

Weighted average shares outstanding	123.5	119.8

Diluted earnings per share:
Earnings per share	$8.82	$6.49

Weighted average shares outstanding	133.0	131.3

A3

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of December 31,
	2011	2010
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,241	$1,078
Accounts receivable — net	2,222	2,087
Inventories	845	760
Prepaid expenses and other current assets	126	126
Deferred income taxes	193	89

Total current assets	4,627	4,140

Property, plant and equipment — net	2,137	2,100
Goodwill	1,753	1,761
Intangible assets — net	298	304
Pension assets	918	454
Deferred income taxes	87	83
Other assets	442	446

Total assets	$10,262	$9,288

Liabilities and Equity
Current liabilities:
Short-term debt	$65	$23
Current portion of long-term debt	39	20
Trade accounts payable	2,306	2,079
Accrued compensation	283	251
Income taxes	69	50
Other current liabilities	1,078	1,096

Total current liabilities	3,840	3,519
Long-term debt	1,428	1,803
Postretirement benefits other than pensions	421	453
Pension benefits	831	681
Deferred income taxes	173	95
Long-term liabilities	430	499

Total liabilities	7,123	7,050

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,602	1,638
Retained earnings	1,668	511
Accumulated other comprehensive earnings (losses)	(331)	(87)

Total TRW stockholders’ equity	2,940	2,063
Noncontrolling interest	199	175

Total equity	3,139	2,238

Total liabilities and equity	$10,262	$9,288

A4

TRW Automotive Holdings Corp.

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2011	2010
(Dollars in millions)	(Unaudited)
Operating Activities
Net earnings	$1,195	$875
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	447	469
Net pension and other postretirement benefits income and contributions	(282)	(407)
Net gain on sales of assets and divestitures	(15)	(3)
Amortization of debt issuance costs	7	12
Loss on retirement of debt — net	40	15
Gain on business acquisition	(7)	—
Asset impairment charges	7	(1)
Deferred income taxes	(145)	56
Share-based compensation expense	15	13
Exchangeable bond premium amortization	8	9
Other — net	(14)	(22)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(210)	(188)
Inventories	(105)	(113)
Trade accounts payable	279	223
Prepaid expense and other assets	19	(14)
Other liabilities	(119)	128

Net cash provided by (used in) operating activities	1,120	1,052

Investing Activities
Capital expenditures, including other intangible assets	(571)	(294)
Cash acquired in acquisition of business	15	—
Net proceeds from asset sales and divestitures	47	7
Other — net	—	(2)

Net cash provided by (used in) investing activities	(509)	(289)

Financing Activities
Change in short-term debt	41	4
Proceeds from issuance of long-term debt, net of fees	1	53
Redemption of long-term debt	(455)	(581)
Proceeds from exercise of stock options	20	76
Dividends paid to noncontrolling interest	(12)	(20)
Capital contribution from noncontrolling interest	—	5

Net cash provided by (used in) financing activities	(405)	(463)
Effect of exchange rate changes on cash	(43)	(10)

Increase (decrease) in cash and cash equivalents	163	290
Cash and cash equivalents at beginning of period	1,078	788

Cash and cash equivalents at end of period	$1,241	$1,078

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in millions)	2011	2010	2011	2010
GAAP net earnings attributable to TRW	$425	$204	$1,157	$834
Income tax (benefit) expense	(174)	36	(47)	166
Interest expense - net	28	37	118	162
Depreciation and amortization	104	119	447	469

EBITDA	383	396	1,675	1,631
Restructuring charges and asset impairments	27	35	27	45
Net gain on pension related matters	—	(18)	—	(18)
Termination of a service contract	—	—	10	—
Loss on retirement of debt - net	1	13	40	15
Favorable resolution of a commercial matter	—	—	(19)	—
Gain on business acquisition	2	—	(7)	—

Adjusted EBITDA	$413	$426	$1,726	$1,673

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in millions)	2011	2010	2011	2010
Cash flow provided by (used in) operating activities	$608	$362	$1,120	$1,052
Capital expenditures	(267)	(126)	(571)	(294)

Free cash flow	$341	$236	$549	$758

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $21 million related to severance and other charges, and asset impairment charges of $6 million.

(In millions, except per share amounts)	Three Months Ended December 31, 2011 Actual	Adjustments		Three Months Ended December 31, 2011 Adjusted
Sales	$3,986	$—		$3,986
Cost of sales	3,535	—		3,535

Gross profit	451	—		451
Administrative and selling expenses	159	—		159
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	27	(27	)(a)	—
Other (income) expense — net	(18)	—		(18)

Operating income	280	27		307
Interest expense — net	28	—		28
Loss on retirement of debt — net	1	(1	)(b)	—
Adjustment to gain on business acquisition	2	(2	)(c)	—
Equity in earnings of affiliates, net of tax	(10)	—		(10)

Earnings before income taxes	259	30		289
Income tax (benefit) expense	(174)	217	(d)	43

Net earnings	433	(187)		246
Less: Net earnings attributable to noncontrolling interest, net of tax	8	—		8

Net earnings attributable to TRW	$425	$(187)		$238

Basic earnings per share:
Earnings per share	$3.44			$1.92

Weighted average shares outstanding	123.7			123.7

Diluted earnings per share:
Earnings per share	$3.27			$1.84

Weighted average shares outstanding	131.0			131.0

(a)	Represents the elimination of restructuring charges and asset impairments.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of the adjustment to gain on business acquisition.
(d)	Represents the elimination of (i) the reversals of valuation allowances on net deferred tax assets in the U.S. and certain foreign subsidiaries, (ii) the income tax impact of the adjustments made to restructuring charges and asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (iii) tax benefits related to the favorable resolution of various tax matters.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $20 million related to severance and other charges, and asset impairment charges of $7 million.

(In millions, except per share amounts)	Year Ended December 31, 2011 Actual	Adjustments		Year Ended December 31, 2011 Adjusted
Sales	$16,244	$—		$16,244
Cost of sales	14,384	19	(a)	14,403

Gross profit	1,860	(19)		1,841
Administrative and selling expenses	613	(10	)(b)	603
Amortization of intangible assets	15	—		15
Restructuring charges and asset impairments	27	(27	)(c)	—
Other (income) expense — net	(55)	—		(55)

Operating income	1,260	18		1,278
Interest expense — net	118	—		118
Loss on retirement of debt — net	40	(40	)(d)	—
Gain on business acquisition	(7)	7	(e)	—
Equity in earnings of affiliates, net of tax	(39)	—		(39)

Earnings before income taxes	1,148	51		1,199
Income tax (benefit) expense	(47)	237	(f)	190

Net earnings	1,195	(186)		1,009
Less: Net earnings attributable to noncontrolling interest, net of tax	38	—		38

Net earnings attributable to TRW	$1,157	$(186)		$971

Basic earnings per share:
Earnings per share	$9.37			$7.86

Weighted average shares outstanding	123.5			123.5

Diluted earnings per share:
Earnings per share	$8.82			$7.42

Weighted average shares outstanding	133.0			133.0

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the expense related to the termination of service contract.
(c)	Represents the elimination of restructuring charges and asset impairments.
(d)	Represents the elimination of the loss on retirement of debt.
(e)	Represents the elimination of the gain on business acquisition.
(f)	Represents the elimination of (i) the reversals of valuation allowances on net deferred tax assets in the U.S. and certain foreign subsidiaries, (ii) the income tax impact of the adjustments made to restructuring charges and asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (iii) tax benefits related to the favorable resolution of various tax matters in foreign jurisdictions.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $34 million primarily related to severance, retention and outplacement services at various production facilities and asset impairment charges of $2 million, offset by a net curtailment gain of $1 million.

(In millions, except per share amounts)	Three Months Ended December 31, 2010 Actual	Adjustments		Three Months Ended December 31, 2010 Adjusted
Sales	$3,713	$—		$3,713
Cost of sales	3,246	26	(a)	3,272

Gross profit	467	(26)		441
Administrative and selling expenses	134	—		134
Amortization of intangible assets	6	—		6
Restructuring charges and asset impairments	35	(35	)(b)	—
Other (income) expense — net	(1)	(8	)(a)	(9)

Operating income	293	17		310
Interest expense — net	37	—		37
Loss on retirement of debt — net	13	(13	)(c)	—
Equity in earnings of affiliates, net of tax	(10)	—		(10)

Earnings before income taxes	253	30		283
Income tax expense	36	9	(d)	45

Net earnings	217	21		238
Less: Net earnings attributable to noncontrolling interest, net of tax	13	—		13

Net earnings attributable to TRW	$204	$21		$225

Basic earnings per share:
Earnings per share	$1.68			$1.85

Weighted average shares outstanding	121.4			121.4

Diluted earnings per share:
Earnings per share	$1.56			$1.72

Weighted average shares outstanding	133.6			133.6

(a)	Represents the elimination of a net gain of $18 million related to certain pension related matters.
(b)	Represents the elimination of restructuring charges and asset impairments.
(c)	Represents the elimination of the loss on retirement of debt.
(d)	Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $47 million primarily related to severance, retention and outplacement services at various production facilities and asset impairment charges of $3 million, offset by a gain on the sale of a property in the amount of $4 million related to a closed North American braking facility, which was impaired in 2008, and a net curtailment gain of $1 million.

(In millions, except per share amounts)	Year Ended December 31, 2010 Actual	Adjustments		Year Ended December 31, 2010 Adjusted
Sales	$14,383	$—		$14,383
Cost of sales	12,661	26	(a)	12,687

Gross profit	1,722	(26)		1,696
Administrative and selling expenses	509	—		509
Amortization of intangible assets	22	—		22
Restructuring charges and asset impairments	45	(45	)(b)	—
Other (income) expense — net	(38)	(8	)(a)	(46)

Operating income	1,184	27		1,211
Interest expense — net	162	—		162
Loss on retirement of debt — net	15	(15	)(c)	—
Equity in earnings of affiliates, net of tax	(34)	—		(34)

Earnings before income taxes	1,041	42		1,083
Income tax expense	166	32	(d)	198

Net earnings	875	10		885
Less: Net earnings attributable to noncontrolling interest, net of tax	41	—		41

Net earnings attributable to TRW	$834	$10		$844

Basic earnings per share:
Earnings per share	$6.96			$7.05

Weighted average shares outstanding	119.8			119.8

Diluted earnings per share:
Earnings per share	$6.49			$6.57

Weighted average shares outstanding	131.3			131.3

(a)	Represents the elimination of a net gain of $18 million related to certain pension related matters.
(b)	Represents the elimination of restructuring charges and asset impairments.
(c)	Represents the elimination of the loss on retirement of debt.
(d)	Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) tax benefits related to the favorable resolution of various tax matters in foreign jurisdictions of $21 million recorded in the second and third quarters of 2010.

A10